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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------

                                 FORM 10/A NO. 5
                        (POST-EFFECTIVE AMENDMENT NO. 3)

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF
                       THE SECURITIES EXCHANGE ACT OF 1934
                             -----------------------

                          HUSSMANN INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                     43-1791715
(State or Other Jurisdiction of                  (IRS Employer Identification
  Incorporation or Organization)                      Number)



12999 ST. CHARLES ROCK ROAD BRIDGETON, MO                63044-2483
(Address of Principal Executive Offices)                 (Zip Code)


Registrant's telephone number, including area code:  (314) 291-2000


Securities to be registered pursuant to Section 12(b) of the Act:


       Title of Each Class                   Name of Each Exchange on Which
       to be So Registered                   Each Class is to be Registered
       -------------------                   ------------------------------

  COMMON STOCK, $.001 PAR VALUE                  NEW YORK STOCK EXCHANGE
 PREFERRED STOCK PURCHASE RIGHTS                 NEW YORK STOCK EXCHANGE


Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE


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ITEM 11.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

      References to "we," "us," "our," "Hussmann International" or "the Company" mean Hussmann International, Inc.

      Item 11 is hereby amended, as described below, to reflect certain changes that we have made to our Rights Agreement with First Chicago Trust Company of New York, as Rights Agent, as amended and restated as of July 15, 1999 (the "Rights Agreement").

      Effective May 11, 2000, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with Ingersoll-Rand Company ("Ingersoll") and IR Merger Corporation, a wholly owned subsidiary of Ingersoll (the "Purchaser"), which provides for a tender offer (the "Offer") by the Purchaser to purchase all of the outstanding shares of common stock, par value $.001 per share, of Hussmann International, and that, following completion of the Offer, the Purchaser will be merged with and into Hussmann International (the "Merger"), all in accordance with the terms and subject to the conditions set forth in the Merger Agreement.

      Our Rights Agreement generally provides, among other things, that the Rights issued thereunder will become exercisable on the close of business on the 10th business day (or a later date determined by our board before any person or group becomes an "Acquiring Person," by obtaining beneficial ownership of 15% or more of our outstanding common stock) after a person or group commences a tender or exchange offer which, if consummated, would result in that person or group becoming an Acquiring Person. We refer to the date when the Rights become exercisable as the "Distribution Date," and the first date of public announcement that an Acquiring Person becomes such as a "Stock Acquisition Date."

      We have amended our Rights Agreement to provide that:

      - neither Ingersoll nor the Purchaser will become an Acquiring Person solely as a result of the approval, execution or delivery of the Merger Agreement, or the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; and

      - neither the approval, execution or delivery of the Merger Agreement nor the consummation of the Offer, the Merger or the other transactions contemplated by the Merger Agreement, will (i) give holders of the Rights any rights to purchase shares of our common stock or of any other party to the Merger Agreement, (ii) result in the occurrence of a Stock Acquisition Date, Distribution Date or other separation of the Rights from the underlying common stock, (iii) entitle the holders of the Rights to exercise them, or (iv) otherwise affect the holders of the Rights.

      In addition, we have amended the Rights Agreement to provide that the Rights will expire on the earliest of (i) the close of business on December 31, 2007, (ii) the time at which the Rights are redeemed, (iii) the time at which the Rights are exchanged as provided in the Rights

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Agreement, or (iv) the time immediately prior to the initial purchase of shares of our common stock in the Offer contemplated by the Merger Agreement.

      The foregoing summary of the amendment to our Rights Agreement is not complete and is qualified in its entirety by reference to the full text of the amendment, which is filed as Exhibit 4.7 hereto and is incorporated herein by reference.


ITEM 15.   FINANCIAL STATEMENTS AND EXHIBITS

(b) Exhibits

Exhibit No.                         Description
-----------                         -----------


4.7 Amendment to Rights Agreement, dated as of May 11, 2000, by and between Hussmann International, Inc. and First Chicago Trust Company of New York.

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                                   SIGNATURES

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 5
(post-effective Amendment No. 3) to registration statement on Form 10 to be signed on its behalf by the undersigned, thereto duly authorized.

                                    HUSSMANN INTERNATIONAL, INC.

                                    By: /s/ Burton Halpern
                                       -------------------------------------
                                       Name: Burton Halpern
                                       Title: Vice President, General Counsel
                                                   and Secretary


Date: May 18, 2000

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